SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2004

ENTREMED, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20713	58-1959440

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

9640 Medical Center Drive
Rockville, MD

(Address of principal executive offices)

20850

(Zip code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement.

     On December 1, 2004, EntreMed, Inc. entered into an employment agreement with Dr. Carolyn F. Sidor, Vice President and Chief Medical Officer. The term of the employment agreement is for one year, subject to automatic one-year extensions unless either party gives at least sixty days prior written notice not to extend.

     The Agreement provides for an annualized minimum base salary of $240,000, with incentive compensation targeted at 25% of base salary. The base salary will be reviewed at least annually in accordance with EntreMed’s customary practices for executives. In addition, EntreMed granted Dr. Sidor stock options covering 50,000 shares, vested as to 25% on the date of grant and vesting in 25% annual cumulative installments thereafter.

     During the first year of the term, if EntreMed terminates Dr. Sidor “without cause” or fails to extend the employment agreement, Dr. Sidor will receive a severance benefit equal to 12 months of salary, payable in accordance with EntreMed’s customary pay practices, and continued insurance coverage. If EntreMed terminates Dr. Sidor “without cause” or fails to extend the employment agreement after the first year, Dr. Sidor will receive six months of severance benefits. Dr. Sidor also may resign at any time for “good reason,” as defined in the employment agreement, by providing at least sixty days prior written notice. Resignation for “good reason” will be deemed a termination without cause.

     The employment agreement imposes non-compete and confidentiality obligations on Dr. Sidor following termination of employment.

     A copy of the employment agreement is filed herewith and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Employment Agreement between EntreMed, Inc. and Carolyn F. Sidor, M.D., effective as of December 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Dane R. Saglio

Dane R. Saglio
Chief Financial Officer
Date: December 6, 2004